Exhibit 99.1

BUTLER NATONAL PROMOTES CHRIS REEDY FROM COO TO PRESIDENT AND CEO

Reedy’s Leadership and Operational Expertise Poised to Drive Butler National’s Progress

Butler National Relocates Headquarters to New Hangar, Enhancing Presence and Boosting Operational Efficiency

New Century, Kan. - May 12, 2023 - Butler National Corporation (OTCQB: BUKS), a recognized provider of professional management services in the gaming industry and a leader in special mission aircraft modifications, announces the promotion of Christopher J. Reedy from his current position as Chief Operating Officer to President and Chief Executive Officer. Reedy’s extensive experience and leadership skills will continue to guide the company’s strategic vision and growth. Additionally, Butler National has relocated its headquarters to a new facility at the New Century Airport.

Reedy, who has been a pivotal part of Butler National for over two decades, brings a wealth of experience to the President and CEO position. Leveraging his unique combination of legal and engineering expertise, Reedy has built a remarkable record of achievement in both the gaming and aviation segments of Butler National Corp. Since joining the corporation in November 2000, Reedy has held multiple roles, demonstrating his versatility and commitment. He served as Secretary starting in 2005 and was appointed COO earlier this year, exhibiting his ability to navigate and lead in diverse operational areas.

Reedy holds a Bachelor of Science in Electrical Engineering from Kansas State University, complemented by a Juris Doctorate from the University of Missouri-Kansas City.

“I believe that Chris Reedy is the right person to lead the Company through a period of change. His proven, complementary experience and skills in both aviation and gaming establish him as the perfect fit for the role of Butler National President and CEO,” said R. Warren Wagoner, Chairman of the Butler National Board of Directors. “I am confident that Mr. Reedy will leverage his twenty-plus years of Butler National experience to lead the Company in the best interest of shareholders and as a valuable resource for the Corporation.”

In a strategic move to boost its operational efficiency and presence, Butler National has transitioned its headquarters to a newly constructed facility adjoining the avionics operation at the New Century Airport. Situated approximately four miles from the previous Olathe location, the new headquarters is located at One Aero Plaza, New Century, Kansas 66031. This move brings leadership, engineering, sales, and avionics operations under one roof, fostering improved communication and collaboration.

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“Moving our company headquarters to a new, expanded Airport facility brings several efficiencies. It allows our leadership to be on-site at a modification facility and creates a central hub for engineers, sales and avionics operations,” said Chris Reedy, President and CEO. “The facility also offers a professional location to meet with customers and expand operations.”

The new location represents Butler National’s commitment to providing unparalleled service in its special mission aircraft modifications and professional management services in the gaming industry.

About Butler National Corporation

Butler National Corporation has been a recognized provider of professional management services in the gaming industry for more than 20 years. Following the enactment of the Kansas Expanded Lottery Act (KELA), Butler National competed for a contract to manage a Lottery Gaming Facility for the State of Kansas. In 2008, Butler National Service Corporation (a Butler National Corporation subsidiary) proposed and was awarded a contract to manage the Boot Hill Casino & Resort in Dodge City. When Boot Hill Casino opened in 2009, it was the first state-owned and -operated casino in Kansas. In addition to its gaming division, Butler National manufactures, sells and services support systems for private, commercial and military aircraft.  Subsidiaries include Avcon Industries, Inc., Butler Avionics, Inc. and Butler National Corporation (Tempe).

About Boot Hill Casino & Resort

Boot Hill Casino & Resort, managed by BHCMC, LLC and Butler National Service Corporation, wholly-owned subsidiaries of Butler National Corporation (OTCQB: BUKS), features over 500 electronic gaming machines, 14 table games, and a 150-seat casual dining restaurant known as Firesides at Boot Hill. The facility now features a DraftKings branded retail sports book.

The $90 million Boot Hill Casino project opened in December 2009. The lottery facility games at Boot Hill Casino & Resort are owned and operated by the Kansas Lottery. The Kansas Racing and Gaming Commission provides regulatory oversight for the casino. For more information about Boot Hill Casino & Resort, please visit us at www.boothillcasino.com, or call us at 1.877.906.0777.

About Butler National Corporation Aerospace Segment

Butler National Aerospace businesses include Avcon Industries, Inc., a leading provider of aircraft structural modifications and systems integrations to both commercial and government entities; Butler Avionics, Inc., a FAA-approved repair station specializing in avionics retrofits, overhauls, manufacturing and repair; and Butler National Corporation – Tempe, a manufacturer of electronic controls and cabling.

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For more information, contact:	For investor information, contact:
Melinda Tiemeyer, Public Relations	David Drewitz, Investor Relations
mtiemeyer@parriscommunications.com	david@creativeoptionscommunications.com
816-721-1000	972-814-5723